[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


                                              Contact:     Katharina Manok
                                                             Gunther Braun
                                                               ROFIN-SINAR
                                                              734-416-0206
                                                                 - or -
                                                     011-49-40-733-63-4256


             ROFIN-SINAR REPORTS RESULTS FOR THE FOURTH QUARTER
                         AND FISCAL YEAR 2010

 Fourth quarter order entry, sales and net income increased by 73%, 37%
              and 127%, respectively, year-over-year

Plymouth, MI / Hamburg, Germany -- November 5, 2010 -- ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its fourth fiscal quarter and twelve months ended September 30, 2010.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

                     Three months ended            Twelve months ended
                    9/30/10    9/30/09   % Change   9/30/10  9/30/09  % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $124,354  $ 90,458   +  37 %   $423,570  $349,579  +  21 %
RSTI net income     $ 11,931  $  5,252   + 127 %   $ 29,840  $  9,163  + 226 %
Earnings per share
  "Diluted" basis   $   0.42  $   0.18   + 133 %   $   1.02  $   0.31  + 229 %

The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.6 million and 29.3 million for each of the fiscal quarters and 29.2 million for both twelve month periods ended September 30, 2010 and 2009.

"We are very pleased with our operational and financial performance for the fourth quarter and fiscal year 2010. Quarterly order entry and sales, as well as net income, increased significantly, and were primarily driven by increased business with the machine tool, semiconductor and electronics industries. In addition, the Asian markets continued to be a strong source of demand for our products. We are also particularly encouraged by our quarterly operating margin, which is approaching our pre-economic crisis levels. These results reflect a substantial improvement in the macroeconomic climate and the excellent execution of our strategy by the ROFIN team," commented Gunther Braun, CEO and President of RSTI. "We believe that our backlog and our expanding product portfolio provide us with a solid basis for a successful fiscal year 2011."




(page)
FINANCIAL REVIEW

- Fourth Quarter -
Net sales totaled $124.4 million for the fourth quarter ended September 30, 2010, a 37%, or $33.9 million, increase from the comparable quarter of fiscal 2009. The strengthening of the US dollar against our other functional currencies resulted in a decrease in net sales of $4.4 million in the fourth quarter. Gross profit totaled $50.3 million, or 40% of net sales, compared to $34.8 million, or 38% of net sales, in the same period last fiscal year. RSTI net income amounted to $11.9 million, or 10% of net sales, compared to net income of $5.3 million, or 6% of net sales, in the fourth quarter of fiscal year 2009. The diluted earnings per share calculation equaled $0.42 for the quarter based upon 28.6 million weighted-average common shares outstanding, compared to diluted earnings per share of $0.18 based upon 29.3 million weighted-average common shares outstanding for the same period last fiscal year.

Comparing the fourth fiscal quarters 2010 and 2009, SG&A increased by $0.8 million in 2010 to $22.2 million, representing 18% of net sales, and fourth quarter R&D expenses increased by $0.3 million in 2010 to $7.0 million, representing 6% of net sales.

Revenues of laser products used for macro applications increased by 29% to $48.5 million, accounting for 39% of total sales. Sales of lasers for marking and micro applications increased by 47% to $63.5 million and represented 51% of total sales. Sales of components increased by 32% to $12.4 million and represented 10% of total sales.

- Twelve Months -
For the twelve months ended September 30, 2010, net sales totaled $423.6 million, an increase of $74.0 million, or 21%, over the comparable period in 2009. The weakening of the US dollar against our other functional currencies resulted in an increase in net sales of $1.4 million for the twelve month period. Gross profit for the period was $166.3 million, $34.2 million higher than the same period in 2009. RSTI net income for the twelve month period ended September 30, 2010, totaled $29.8 million. The diluted earnings per share calculation equaled $1.02 for the twelve month period based upon 29.2 million weighted-average common shares outstanding.

Net sales of lasers for macro applications increased by $32.5 million, or 23%, to $172.9 million and net sales of lasers for marking and micro applications increased by $38.4 million, or 23%, to $206.5 million. Sales of components increased $3.1 million, or 8%, to $44.2 million compared to fiscal year 2009.

On a geographical basis, net sales in North America in the twelve months increased by 12% and totaled $78.7 million (2009: $70.0 million). In Europe, net sales decreased slightly by 1% to $196.3 million (2009: $199.1 million) and in Asia, net sales increased by 85% to $148.6 million (2009: $80.5 million).

- Backlog -
Order entry for the quarter increased by 73% to $138.8 million compared to the fourth quarter of 2009 and resulted in a backlog of $138.9 million at September 30, 2010, mainly for laser products. As of September 30, 2010, ROFIN-SINAR had a book-to-bill ratio for the fourth quarter and fiscal year 2010 of 1.12.






(page)

- Other Developments - Share Buyback -

As of September 30, 2010, the Company has purchased approximately 0.85 million shares of its common stock for a total amount of $19.5 million under the buyback program that was announced in May 2010.


With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, ROFIN-SINAR Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore, and China, ROFIN-SINAR is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 38,000 laser units installed worldwide and serves more than 3,000 customers. ROFIN-SINAR'S shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on ROFIN-SINAR-S home page: http://www.rofin.com.


A conference call is scheduled for 11:00 AM EST, today, Thursday, November
5, 2010. This call is also being broadcast live over the internet in listen-only mode. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Delia Cannan at Taylor Rafferty in New York at +1-212-889-4350 or Emilia Whitbread at Taylor Rafferty in London +44(0) 207 614 2900).




                              (Tables to follow)



























(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three months           Twelve months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                9/30/10      9/30/09     9/30/10     9/30/09
                               ----------  ----------  ----------  ----------
-Macro                         $  48,514   $  37,734   $ 172,877   $ 140,362
-Marking/Micro                    63,430      43,301     206,535     168,131
-Components                       12,410       9,423      44,158      41,086
                               ----------  ----------  ----------  ----------
Net sales                        124,354      90,458     423,570     349,579
Cost of goods sold                74,042      55,653     257,316     217,532
                               ----------  ----------  ----------  ----------
Gross profit                      50,312      34,805     166,254     132,047

Selling, general, and
  administrative expenses         22,229      21,402      89,908      88,906
Intangibles amortization             541         887       2,250       3,559
Research and development expenses  6,977       6,749      30,137      31,500
                               ----------  ----------  ----------  ----------
  Income from operations          20,565       5,767      43,959       8,082

Other income (expense)          (  2,164)      1,956       1,942       6,618
                               ----------  ----------  ----------  ----------
  Income before income tax        18,401       7,723      45,901      14,700

Income tax expense                 6,179       2,356      15,442       5,197
                               ----------  ----------  ----------  ----------
  Net Income                      12,222       5,367      30,459       9,503

Net income attributable to
      non-controlling interest       291         115         619         340
                               ----------  ----------  ----------  ----------
Net income attributable
      to RSTI                     11,931       5,252      29,840       9,163
                               ==========  ==========  ==========  ==========

Net income attributable to RSTI per share
  "diluted" basis *             $   0.42     $  0.18    $   1.02    $   0.31
  "basic" basis **              $   0.42     $  0.18    $   1.04    $   0.32


* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.6 million and 29.3 million for each of the fiscal quarters and 29.2 million for both twelve month periods ended September 30, 2010 and 2009.

** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.3 million and 28.9 million for the fiscal quarters and 28.8 million and 28.9 million for the twelve month periods ended ending September 30, 2010 and 2009, respectively.





(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
                                                     9/30/10       9/30/09
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 116,319      $ 118,984
  Trade accounts receivable, net                      97,639         79,357
  Inventories net                                    151,759        136,448
  Other current assets                                21,638         20,126
                                                   -----------    ----------
    Total current assets                             387,355        354,915
  Net property and equipment                          52,651         55,735
  Other non-current assets                           118,186        128,857
                                                   -----------    ----------
    Total non-current assets                         170,837        184,592
                                                   -----------    ----------
    Total assets                                   $ 558,192      $ 539,507
                                                   ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $   5,173      $  18,983
  Accounts payable, trade                             23,173         13,146
  Other current liabilities                           71,216         48,507
                                                   -----------     ---------
    Total current liabilities                         99,562         80,636
  Long-term debt                                      15,488         12,426
  Other non-current liabilities                       25,316         24,751
                                                   -----------     ---------
    Total liabilities                                140,366        117,813
    Net stockholders' equity                         417,826        421,694
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 558,192      $ 539,507
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as "we believe that our backlog and our expanding product portfolio provide us with a solid basis for a successful fiscal year 2011" is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, solid-state and fiber lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set fourth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.